
                                                                     EXHIBIT 2.2

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                            MERRIMACK M&R REALTY LLC

                                   ("SELLER")

                                       AND

                            OPI ACQUISITION CO., INC.

                                    ("BUYER")

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                                TABLE OF CONTENTS

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                                                                            Page
ARTICLE 1  Purchase and Sale Agreement.................................      1

         1.1      Agreement to Purchase and Sell.......................      1

ARTICLE 2  The Property................................................      1

         2.1      Description of the Property..........................      1

ARTICLE 3  Purchase Price; Deposit; Adjustments........................      2

         3.1      Purchase Price.......................................      2

         3.2      Payment of Purchase Price............................      3

         3.3      Prorations of Taxes..................................      3

         3.4      Prorations of Contracts..............................      3

         3.5      Utilities............................................      3

         3.6      Estimates............................................      3

         3.7      Adjustment Payments..................................      3

         3.8      Calculation of Prorations............................      3

         3.9      Seller's Closing Costs...............................      4

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
         3.10     Buyer's Closing Costs................................      4

         3.11     Closing Statement....................................      4

         3.12     Survival.............................................      4

ARTICLE 4  Representations, Warranties, Covenants and Agreements.......      4

         4.1      Seller's Representations and Warranties..............      4

         4.2      Seller's Covenants...................................      7

         4.3      Buyer's Representations and Warranties...............      8

ARTICLE 5  Access, Inspection, Diligence...............................      8

         5.1      Inspections..........................................      8

         5.2      Due Diligence Materials..............................      9

         5.3      Review of Materials..................................      9

         5.4      Inspection Period....................................     10

ARTICLE 6  Title and Survey............................................     10

         6.1      Title and Survey Review..............................     10

         6.2      Required State of Title..............................     10

         6.3      Personal Property....................................     11

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
ARTICLE 7  Conditions to Seller's and Buyer's Performance..............     11

         7.1      Conditions to Seller's Obligations...................     11

         7.2      Conditions to Buyer's Obligations....................     11

ARTICLE 8  Closing ....................................................     12

         8.1      Escrow Closing.......................................     12

         8.2      Seller's Closing Deliveries..........................     12

         8.3      Buyer's Closing Deliveries...........................     14

ARTICLE 9  Casualty and Condemnation...................................     14

         9.1      Casualty.............................................     14

         9.2      Condemnation.........................................     14

ARTICLE 10  Brokerage Commissions......................................     15

         10.1     Representations and Indemnity........................     15

ARTICLE 11  Default, Termination and Remedies..........................     15

         11.1     Seller Default.......................................     15

         11.2     Buyer Default........................................     15

ARTICLE 12  Miscellaneous..............................................     16

         12.1     Assignment...........................................     16
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
         12.2     Notices..............................................     16

         12.3     Interpretation.......................................     17

         12.4     Captions.............................................     17

         12.5     No Third-Party Beneficiaries.........................     17

         12.6     Amendments...........................................     17

         12.7     Integration..........................................     17

         12.8     Choice of Law........................................     17

         12.9     Counterparts.........................................     18

         12.10    Business Day.........................................     18

         12.11    Time of the Essence..................................     18

         12.12    Use of Proceeds to Clear Title.......................     18

         12.13    Submission not an Offer or Option....................     18

ARTICLE 13  1031 Exchange..............................................     18

         13.1     Cooperation..........................................     18

                                       iv

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                                    SCHEDULES

SCHEDULE A        Description of the Real Property

SCHEDULE B        Description of Personal Property and Intangible Property

SCHEDULE 4.1(b)   List of Legal Proceedings

SCHEDULE 4.1(c)   List of Pending Condemnations and Special Assessments

SCHEDULE 4.1(d)   List of Violations of Laws

SCHEDULE 4.1(g)   List of Contracts

SCHEDULE 4.1(j)   List of all Prior Environmental Reports

SCHEDULE 4.1(p)   List of Encumbrances

SCHEDULE 4.2(b)   Casualty Insurance Coverage

SCHEDULE 8.2(a)   Form of Deed

SCHEDULE 8.2(b)   Form of Bill of Sale

SCHEDULE 8.2(d)   Form of General Assignment

SCHEDULE 8.2(e)   Form of FIRPTA Affidavit

                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (this "Agreement") is entered into as of the 11th day of November, 2004 by and between MERRIMACK M&R REALTY LLC, a New Hampshire limited liability company (the "Seller"), having an address of 4 Center Street, P.O. Box 1749, Merrimack, NH 03054 and OPI ACQUISITION CO., INC., a Delaware corporation (the "Buyer"), having an address of c/o Haights Cross Communications, Inc., 10 New King Street, Suite 102, White Plains, NY 10604.

                                    RECITALS

      As of the date hereof, Buyer (and/or its affiliated companies) has agreed to purchase substantially all of the assets and assume certain liabilities (the "Acquisition") of Options Publishing, Inc., a New Hampshire corporation ("Options"), pursuant to that certain Asset Purchase Agreement (the "APA"), dated as of the date hereof, by and among Haights Cross Communications, Inc., a Delaware corporation and Options. Seller is affiliated with Options and is the owner of the Property (as hereinafter defined). As an integral part of the Acquisition, Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

                      ARTICLE 1 Purchase and Sale Agreement

      1.1 Agreement to Purchase and Sell. In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller hereby agrees to sell the Property (as hereinafter defined) to Buyer and Buyer, or its nominee, agrees to buy the Property from Seller, for the Purchase Price (as hereinafter defined), payable as provided below and subject to adjustment as provided herein and otherwise on and subject to the terms and conditions contained herein.

                             ARTICLE 2 The Property

      2.1 Description of the Property. The Property which is the subject of this Agreement consists of the following:

            (a) The land located in Merrimack, New Hampshire and known as 4 Center Street more particularly described in Schedule A attached hereto (the "Land") together with (i)

                                        1

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all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the "Appurtenances"); and
(ii) all improvements and fixtures located on the Land (collectively, the "Improvements"), including, without limitation, that certain building containing, in the aggregate, approximately 16,000 square feet of space, as well as all other buildings and structures presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the improvements, such as, but without limitation, heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garage disposal, recreation, or other services on the improvements, (which Land, together with the Appurtenances and Improvements, is collectively referred to as the "Real Property").

            (b) The tangible personal property, if any, described in Schedule B attached hereto together with all other personal property, equipment and furnishings of Seller located on or in or used in connection with the Real Property (collectively, the "Personal Property"); and

            (c) All of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use, and operation of the Real Property, the Appurtenances, Improvements, and Personal Property, including, without limitation, the right to use any logo, trade name or trademark used in connection therewith and, to the extent that the same are approved by Buyer pursuant to the provisions of this Agreement, any permits and approvals, contracts, subcontracts, agreements, or other rights relating to the ownership, use and operation of the Property, all building warranties and guarantees, all of Seller's rights under any construction contracts and agreements, and payment, performance and surety bonds (all of which are collectively referred to as the "Intangible Property").

      The Real Property and Intangible Property are hereinafter referred to collectively as the "Property."

                 ARTICLE 3 Purchase Price; Deposit; Adjustments

      3.1 Purchase Price. The purchase price is $1,800,000 (the "Purchase Price"), subject to adjustment as provided herein. The parties agree that $1,600,000 of the Purchase Price is allocated to the Real Property and $200,000 of the Purchase Price is allocated to the Personal Property.

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

      3.2 Payment of Purchase Price. On the Closing Date (as hereinafter defined) the Purchase Price, subject to adjustment as specified herein, shall be paid to Seller by wire transfer of immediately available federal funds.

      3.3 Prorations of Taxes. All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date (regardless of whether such taxes and special assessments are then due and payable or delinquent). All special assessments shall be paid in full prior to or out of Closing proceeds. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs shall be retained by and paid exclusively to Seller and (ii) for the applicable tax period in which the Closing occurs shall be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. Seller shall not settle any tax protests or proceedings without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, Buyer shall be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller shall cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

      3.4 Prorations of Contracts. To the extent Property Contracts are not terminated pursuant to Section 4.2(h) below, prepaid or past due amounts under any Assigned Contracts (as hereinafter defined) shall be prorated and adjusted as of the Closing Date.

      3.5 Utilities. All charges for electricity, gas, water, sewer or other utility usage at the Property shall be prorated and adjusted as of the Closing Date.

      3.6 Adjustments. Unless made at the Closing, as determined by Buyer and Seller, the adjustments referenced in the foregoing Sections 3.3, 3.4 and 3.5 shall be made within six (6) months after the Closing Date.

      3.7 Adjustment Payments. The net amount of all adjustments to be made under this Article 3 shall be paid in immediately available federal funds.

      3.8 Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period

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applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

      3.9 Seller's Closing Costs. At the Closing, Seller shall pay and be responsible for the amount due for (i) one half (1/2) of the gross amount of the deed stamps, conveyance tax, documentary tax or any other tax or charge substituted therefor imposed in connection with the consummation of the transaction contemplated hereby; (ii) recording charges for any instrument which releases or discharges any lien as required by Article 6 hereto; and (iii) Seller's counsel's fees and expenses.

      3.10 Buyer's Closing Costs. At the Closing, Buyer shall pay and be responsible for (i) one half (1/2) of the gross amount of the deed stamps, conveyance tax, documentary tax or any other tax or charge substituted therefor imposed in connection with the consummation of the transaction contemplated hereby; (ii) recording charges (other than as listed in Section 3.9 above);
(iii) charges necessary to obtain the survey described in Section 6.1 below;
(iv) charges necessary to obtain the title insurance policy and all endorsements thereto described in Section 6.1.1 below; and (v) Buyer's counsel's fees and expenses.

      3.11 Closing Statement. Seller shall prepare a draft closing statement or shall provide Buyer with sufficient information to prepare a draft closing statement at least five (5) days prior to the Closing.

      3.12 Survival. The provisions of Article 3 shall survive the Closing.

         ARTICLE 4 Representations, Warranties, Covenants and Agreements

      4.1 Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

            (a) This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller's organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

            (b) Except as set forth in Schedule 4.1(b) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Seller's

                                        4

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knowledge, threatened against Seller which could have a material adverse effect on any portion of the Property, Seller's interest therein, or Seller's ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

            (c) Except as set forth in Schedule 4.1(c) attached hereto, there are no condemnation actions against or relating to the Property or any portion thereof, nor has Seller received any notice of any being contemplated.

            (d) Except as set forth in Schedule 4.1(d) attached hereto, the Property complies with all zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, pertaining to the Property or any portion thereof. No consent or approval is required from any governmental agency for Buyer to own or operate the Property, as the same is currently operated and used. No governmental, fire, life safety or other inspection is required in connection with the transfer and no new certificates of occupancy are required to be issued in connection with the transfer of the Property.

            (e) There are no leases, licenses, occupancy or related agreements or tenancies affecting the Property.

            (f) There are no written agreements with any real estate broker, leasing agent or other party (including, without limitation, the current manager of the Property, if any), that entitle or will entitle such real estate broker, agent or other party to any leasing or other brokerage commission or payment or finder's fee as a result of any tenancy existing as of the date of this Agreement.

            (g) Except as listed on Schedule 4.1(g) there are no Property Contracts related to the use, ownership or operation of the Property. Seller shall deliver true, correct and complete copies of all Property Contracts listed on Schedule 4.1(g) to Buyer in accordance with the terms of Section 5.2 of this Agreement;

            (h) No material licenses, permits and/or other approvals required for the ownership of the existing use and operation of the Property or any portion thereof, have been terminated, suspended or otherwise are not in full force and effect.

            (i) Seller has not received any notice that it is in default under any of the covenants, easements or restrictions affecting or encumbering the Property or any constituent or portion thereof.

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            (j)   Seller has not generated, stored or disposed of any oil,
petroleum products, or "Hazardous Materials", as defined under New Hampshire or United States laws or regulations (collectively, "Hazardous Materials") at the Real Property or Improvements and, except as disclosed in reports listed on
Schedule 4.1(j), Seller has no actual knowledge of any previous or present generation, storage, disposal or existence thereof, except for de minimis amounts of materials such as cleaning supplies typically found at properties similar to the Property. A list of all environmental reports of which Seller has knowledge is set forth in Schedule 4.1(j) attached hereto. Except for those environmental reports listed on Schedule 4.1(j), (i) Seller has not entered into any consent decree or administrative order for any alleged violation of laws relating to so-called Hazardous Materials; (ii) Seller has not received any written request for information or a demand letter from any party with respect to a violation of laws pertaining to Hazardous Materials; and (iii) to the best of Seller's knowledge and belief, no current or prior user or occupant of the Property has generated, stored or disposed of any Hazardous Materials at the Property or transported any Hazardous Materials off site from the Property except in accordance with applicable law.

            (k) Seller has not entered into any other contracts for the sale of the Property or any constituent or portion thereof. No agreement affecting the Property contains any rights of first refusal or options to purchase the Property or any portion thereof or any other rights of others that might prevent the consummation of this Agreement.

            (l) Neither Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing.

            (m) No portion of the Property is part of any other tax lot and no property of another is included in the tax lot of any of the Property. Seller has received no notice of any pending special assessments by the taxing authority and, to the best of Seller's knowledge, there are not special assessments pending or being contemplated by any taxing authority.

            (n)   Seller has delivered or will deliver in accordance with
Section 5.2 below, true, correct and complete copies of each of the items requested by Buyer pursuant to Schedule 5.2. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in a material respect to a reasonable person in light of the circumstances under which they were made. There are no facts known to Seller which presently or may in the future have a material adverse effect on the Property which have not been specifically disclosed herein or in a schedule furnished herewith.

            (o) The Seller owns the Property free and clear of all encumbrances except as listed on Schedule 4.1(o).

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All representations and warranties contained herein are material and may be relied upon by the party receiving the same and shall survive the Closing Date for a period of one (1) year (the "Survival Period"). In the event a written claim is made within the Survival Period, the Survival Period shall toll with respect to such claim while such claim is outstanding. The reference to "Seller's knowledge" as used in Section 4.1 shall be deemed to mean the actual knowledge, after due inquiry, of Barbara Russell.

      4.2 Seller's Covenants. Seller hereby covenants and agrees with Buyer that:

            (a) At all times from the execution of this Agreement to the Closing Date, Seller shall maintain the Property in the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear and the terms of Article 9 hereof.

            (b) At all times from the execution of this Agreement to the Closing Date, it shall maintain in force fire and extended coverage casualty insurance on the Improvements as shown on Schedule 4.2(b) attached hereto.

            (c) From and after the date hereof through the Closing Date, Seller shall not (i) enter into any leases affecting the Property or any portion thereof or (ii) modify, amend, cancel, terminate, extend or change the terms of any Permitted Exception, (iii) apply any security deposit or (iv) enter into any other agreements with respect to the sale or lease of the Property or any portion thereof, in each case without the prior written consent of Buyer which may be granted or withheld in Buyer's sole discretion.

            (d) From and after the date hereof through the Closing Date, Seller shall not enter into any new contracts or agreements or place any encumbrance on the Property, without the prior written consent of Buyer which may be granted or withheld in Buyer's sole discretion.

            (e) During the pendency of this Agreement, Seller shall not remove from any of the Property any Personal Property, except if worn out, and then only if replaced by Personal Property of equivalent or greater value and utility.

            (f) Upon Buyer's request, for a period of one (1) year after the Closing, Seller shall cooperate with Buyer to the extent reasonably necessary to obtain any permits not in existence on the Closing Date and necessary for the operation of all or any portion of the Property.

            (g) During the pendency of this Agreement, Seller shall promptly notify Buyer of the occurrence of any event or circumstance known to Seller that will make any representation or warranty of Seller to Buyer under this Agreement materially untrue or

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materially misleading as of the Closing Date or any covenant of Seller under this Agreement incapable of being performed.

            (h) Seller agrees to terminate as of the Closing Date, any property management, leasing brokerage and service contract or agreement relating to the Property (each, a "Property Contract") unless Buyer requests otherwise, by written notice to Seller prior to the expiration of the Inspection Period. All costs and expenses that result from such terminations shall be paid by Seller. Any Property Contracts which Buyer designates not to be terminated shall be assigned to Buyer at Closing (the "Assigned Contracts").

            (i) Seller shall make all records, invoices, bills and other information and materials relating to the operation of the Property available for Buyer to inspect and copy and shall cooperate fully on all reconciliations and audits.

            (j) Seller shall assign all warranties relating to the Property to Buyer at Closing.

      4.3 Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer's organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject.

                     ARTICLE 5 Access, Inspection, Diligence

      5.1 Inspections. Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon advance notice to Seller (which may be oral) to make such investigations, studies and tests including, without limitation, surveys, engineering studies, soil and groundwater tests (including test borings and pits) as Buyer deems necessary or advisable, provided that Buyer shall use reasonable commercial efforts not to interfere with Options' business operations.

      5.2 Due Diligence Materials. Seller also agrees to provide Buyer with the information and materials reasonably related to the Property (the "Due Diligence Materials") within three (3) days of the date hereof. Seller shall, during normal business hours, upon advance notice to Seller (which may be oral) make all books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller's files relating to the construction, operation and maintenance of the Property available to Buyer. Seller shall also provide Buyer with copies of all certificates of occupancy for the Property and all studies, site analyses, engineers certificates, existing surveys, existing title insurance policies, contracts, licenses, permits, operating agreements and architects certificates with respect to the Real Property that it has in its possession, or that it has access to, including, without limitation, (i) any site analyses with respect to oil, asbestos, underground storage tanks, Hazardous Substances, lead paint, lead plaster or asbestos on any portion of the Real Property and (ii) any reports regarding compliance with laws (including, but not limited to, ADA, zoning and all other land use matters). Seller agrees to make such items available to Buyer and Buyer's agents, at reasonable times at the mutual convenience of Buyer and Seller. If Buyer so requests, Seller shall request the preparers of any such studies, site analyses or surveys to issue the same for the direct benefit of Buyer, so that Buyer may rely on such site analyses or surveys as if they were prepared for Buyer in the first instance, in each case at Buyer's sole expense.

      5.3 Review of Materials. Buyer shall have the right to commence and actively pursue such due diligence as it may deem prudent, including, without limitation, the following due diligence items:

            (a)   Review of operating agreements;

            (b) Obtain and review engineering reports on structural condition of the mechanical systems;

            (c) Obtain and review environmental reports on oil, hazardous materials, asbestos, and any other potential environmental concerns;

            (d) Review of applicable zoning and other land use controls, and other permits, licenses, permissions, approvals and consents;

            (e) A physical examination of the Property and each and every component thereof;

            (f) An examination of the Property's books and historical operating records;

            (g)   An examination of title and survey matters; and

            (h) Obtain and review appraisal reports on the value of the Property.

      5.4 Inspection Period. If Buyer's due diligence reveals any matters that are not acceptable to Buyer, in Buyer's sole discretion, Buyer may elect, by written notice to Seller before the Closing Date, not to proceed with the transaction described herein, in which event this Agreement shall be null and void without recourse to either party hereto and the closing of the Acquisition shall be terminated simultaneously herewith.

                           ARTICLE 6 Title and Survey

      6.1 Title and Survey Review. Following its receipt thereof, Buyer shall review the Due Diligence Materials relating to title and survey matters. Buyer shall promptly cause to be prepared for its behalf title insurance commitments, including such affirmative insurance and endorsements as Buyer may desire from a title insurance company of Buyer's election (the "Title Company"). Buyer may also promptly cause to be prepared an ALTA/ACSM as built survey of the Real Property, certified to Buyer, the Title Company, and any lender of Buyer. Such title commitment and survey being referred to as "Title Evidence". Prior to the Closing Date, Buyer will make such written objections ("Title Objections") to the form and/or contents of the Title Evidence as Buyer may wish. Buyer's failure to make Title Objections with respect to a particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. Any matter shown on such Title Evidence and not objected to by Buyer shall be a "Permitted Exception" hereunder. Seller will have until the Closing to cure the Title Objections, and shall use reasonable efforts to cure any and all Title Objections, other than liens of an ascertainable amount ("Monetary Liens") which Seller shall remove or cure by payment of funds from Closing. At Buyer's option, the Closing may be consummated or terminated if any such Title Objections are not removed or cured. Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date of the Title Insurance Commitment and which are not consented to by Buyer under the terms hereof. Buyer shall have the right to a dollar-for-dollar adjustment under Article 3 in favor of Buyer in the amount of any Monetary Liens which are unsatisfied on the Closing Date. If the Title Objections are not cured prior to Closing, Buyer will have the option as its sole and exclusive remedies to (i) terminate this Agreement or (ii) proceed to close without a reduction in the Purchase Price by waiving any Title Objections uncured by Seller.

      6.2 Required State of Title. At the Closing, Seller shall convey by warranty deed to Buyer (or to Buyer's nominee) good and clear record and marketable fee simple title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

            (a) The lien, if any, for real estate taxes not yet due and payable;

            (b)   The Permitted Exceptions; and

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            (c)   Provisions of existing building zoning laws.

      6.3 Personal Property. At the Closing, Seller shall convey to Buyer by warranty bill of sale substantially in the form attached hereto as
Schedule 6.3 the Personal Property.

            ARTICLE 7 Conditions to Seller's and Buyer's Performance

      7.1 Conditions to Seller's Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

            (a) Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date;

            (b) Buyer or Buyer's affiliated companies having completed the Acquisition; and

            (c)   Payment of the Purchase Price, as adjusted.

      7.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

            (a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

            (b) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

            (c)   Seller having completed the Acquisition;

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            (d)   All service and maintenance contracts not approved by and
being assigned to Buyer shall have been terminated in accordance with Section 4.2(j) above;

            (e) If the Property is subject to any reciprocal easement agreements or similar agreements, receipt by Buyer at least five days prior to the Closing of estoppel certificates from third parties administering such agreements in form and substance satisfactory to Buyer.

            (f) Subject to Article 9 hereof, there shall have occurred no material adverse change in (i) the condition of the Property (including but not limited to the physical or environmental conditions thereof) or (ii) title, such as the appearance of title matters not previously disclosed in the Title Commitment;

            (g) Buyer receiving, at Closing, an ALTA Owner's Extended Coverage Policy of Title Insurance insuring good, clear, record, marketable and fee simple title to the Property subject only to the Permitted Exceptions without exception for mechanic's liens or survey matters (except as shown on the survey furnished pursuant to Section 6.1 if not objected to) with, the endorsements required by Buyer; and

            (h) All new leases must be previously approved by Buyer, in its sole discretion.

                                ARTICLE 8 Closing

      8.1 Escrow Closing. Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the "Closing") shall occur through an escrow closing arrangement pursuant to the Closing Escrow Instructions attached hereto as Schedule 8.1 at simultaneously with the Closing of the Acquisition at the offices of Goodwin, Procter LLP or such other mutually agreed upon location (the "Closing Date"). It is agreed that time is of the essence in this Agreement.

      8.2 Seller's Closing Deliveries. On the Closing Date Seller shall deliver or cause to be delivered at its expense each of the following items to
Buyer:

            (a) A duly executed and acknowledged warranty deed or deeds conveying the Real Property and the Improvements to Buyer with title as provided in Section 6.3, such deed or deeds to be in the form attached hereto as Schedule 8.2(a);

            (b) A duly executed warranty bill of sale conveying the Personal Property to Buyer in the form attached hereto as Schedule 8.2(b);

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            (c)   A duly executed assignment and assumption of the Assigned
Contracts and the Intangible Property (the "General Assignment") together with original counterparts of the Assigned Contracts and any warranties and guaranties and agreements governing the Intangible Property.

            (d) A certificate or certificates of non-foreign status from Seller in the form attached hereto as Schedule 8.2(e);

            (e) Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession, mechanic's or materialmen's liens from Buyer's title policy and such other affidavits relating to such title policy as the Title Company may reasonably request;

            (f) Evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority to convey the Property pursuant to this Agreement in form and substance satisfactory to Buyer and the Title Company;

            (g) A counterpart original of the closing statement setting forth the Purchase Price, any closing adjustments and the application of the Purchase Price as adjusted;

            (h)   Original, fully executed estoppel certificates as provided in
Section 7.2(d);

            (i) Any and all transfer tax returns, declarations of value or other documents required under applicable law or necessary for recordation of the deed;

            (j) Evidence that all contracts relating to the Property (other than the Assigned Contracts) have been terminated;

            (k) Such other instruments as Buyer may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Seller;

            (l) All books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent in the possession of Seller or its agents or representatives related to the construction, operation and maintenance of the Property;

            (m) Keys to all locks on the Property in Seller's possession or control, if any; and

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            (n)   A Certificate from Seller stating that all representations and warranties set forth in Section 4.1 hereof remain true, accurate and complete as of the Closing Date.

      8.3 Buyer's Closing Deliveries. On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

            (a) A counterpart original of the closing statement setting forth the closing adjustments; and

            (b) Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Buyer.

            (c) The Purchase Price in good funds or by wire transfer deposited into an escrow account in accordance with the Closing Escrow Instructions.

                       ARTICLE 9 Casualty and Condemnation

      9.1 Casualty. If any of the Improvements are damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed $25,000 and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

            (a) to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller's deductible or

            (b) to terminate this Agreement in which event this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

      9.2 Condemnation. If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property (each an "Eminent Domain Taking"), Seller shall give notice promptly to Buyer of such event and Buyer shall have the option to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten
(10) days from Seller's notice to Buyer of such Eminent Domain Taking or on the Closing Date, whichever occurs first, in which event this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other. If Buyer does not timely notify Seller of its

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election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such Eminent Domain Taking, less any amounts reasonably expended by Seller in obtaining such award.

                        ARTICLE 10 Brokerage Commissions

      10.1 Representations and Indemnity. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finder's fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller's behalf. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finders' fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer's behalf. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

                  ARTICLE 11 Default, Termination and Remedies

      11.1 Seller Default. In the event that Seller breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date, any representation or warranty of Seller herein was untrue when made, or Seller shall have caused any representation or warranty to become untrue between the date of this Agreement and the Closing, then Buyer shall have the right to (i) seek damages for Seller's breach and/or (ii) take any and all legal actions necessary to compel Seller's specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement or (iii) terminate the Agreement and receive reimbursement for its reasonable costs. In the event all of the conditions listed in Section 7.2 have not been satisfied or waived, Buyer may elect to terminate this Agreement and this Agreement shall be null and void without further recourse to either party hereto.

      11.2 Buyer Default. In the event all of the conditions to Closing contained in Section 7.2 above have been satisfied and Buyer defaults in its obligation to close hereunder, Seller shall have the right to (i) seek damages for Buyer's breach or (ii) terminate the Agreement and receive reimbursement for its reasonable costs.

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                            ARTICLE 12 Miscellaneous

      12.1 Assignment. Buyer may assign or transfer its rights under this Agreement to a joint venture entity in which it has an interest, any affiliate in which it has a substantial (direct or indirect) economic interest, successor by operation of law, wholly owned subsidiary, entity controlled by Buyer or under common control with Buyer and to any entity owning all or substantially all of the assets of Buyer. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

      12.2 Notices. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid,
(iii) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when sent if sent by facsimile during business hours, addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent. Notices to Seller and Buyer shall be delivered as follows:

            (a)   If to Seller:

                  Merrimack M&R Realty LLC
                  PO Box 1749
                  Merrimack, NH 03054
                  Attn: Barbara Russell
                  FAX: (603) 424-4056

            with a copy to:

                  Wiggin & Nourie, P.A.
                  670 North Commercial Street, Suite 305
                  PO Box 808
                  Manchester, NH 03105-0808
                  Attn: Benjamin F. Gayman, Esq.
                  FAX: (603) 623-8442

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            If to Buyer:

                  c/o Haights Cross Communications, Inc.
                  10 New King Street, Suite 102
                  White Plains, NY 10604
                  Attn: Chief Financial Officer
                  FAX: (914) 289-9421

            with a copy to:

                  Goodwin, Procter LLP
                  Exchange Place
                  Boston, MA 02109
                  Attn: David P. Lewis, Esq.
                  FAX: (617) 523-1231

      12.3 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

      12.4 Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

      12.5 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

      12.6 Amendments. This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer's permitted assignee or permitted transferee).

      12.7 Integration. This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

      12.8 Choice of Law. This Agreement shall be construed under and in accordance with the laws of the State where the Property is located.

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      12.9        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart.

      12.10 Business Day. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day.

      12.11       Time of the Essence. Time is of the essence of this Agreement.

      12.12 Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

      12.13 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

                            ARTICLE 13 1031 Exchange

      13.1 Cooperation. Buyer may acquire the Property as part of an Internal Revenue Code Section 1031 tax deferred exchange for the benefit of Buyer. Seller agrees to assist and cooperate in such exchange at no cost, expense or liability to Seller and Seller further agrees to execute any and all documents (subject to the reasonable approval of Seller's legal counsel) as are reasonably necessary in connection with such exchange. Buyer may be assigning all contract rights and obligations hereunder to a "qualified intermediary" or "exchange accommodation titleholder" as such terms are defined in the Internal Revenue Code, relevant Treasury regulations and relevant revenue procedures. As part of such exchange, Seller shall not be obligated to acquire or convey any other property as part of such exchange. No permitted assignment hereunder shall relieve Buyer of liability hereunder.

                  [Remainder of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

                                        SELLER:

                                        Merrimack M&R Realty LLC

                                        By: /s/ Barbara Russell
                                            --------------------------------
                                        Name:  Barbara Russell
                                        Title: Member

                                        BUYER:

                                        OPI Acquisition Co., Inc.

                                        By: /s/ Peter J. Quandt
                                            --------------------------------
                                        Name:  Peter J. Quandt
                                        Title: President

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